Exhibit 99.1
EZCORP ANNOUNCES EXECUTIVE CHANGES
AUSTIN, Texas (May 17, 2010) — EZCORP, Inc. (Nasdaq: EZPW) announced today that Brad Wolfe, Senior Vice President and Chief Financial Officer, has left the company to pursue other interests.
On an interim basis, Danny Chism, Vice President and Chief Accounting Officer, will serve as the company’s principal financial officer pending the selection of a successor to Mr. Wolfe. Mr. Chism has been with EZCORP since August 1999. He served as controller for approximately 10 years and was promoted to Chief Accounting Officer in November 2009.
Joe Rotunda, Chief Executive Officer, said “We want to thank Brad for his contributions during his time with us and wish him all the best in his future endeavors. We are fortunate that we have someone with Danny’s experience to lead us through this transition and both appreciate and acknowledge the depth of talent we have in our Finance function.”
About EZCORP
EZCORP is a leading pawn store operator and provider of specialty consumer financial services. It provides collateralized non-recourse loans, commonly known as pawn loans, and a variety of short-term consumer loans, including payday loans, installment loans and auto title loans, or fee-based credit services to customers seeking loans. At its pawn stores, the company also sells second-hand merchandise, primarily collateral forfeited from its pawn lending operations.
At March 31, 2010, EZCORP operated 450 pawn stores in the U.S. and Mexico and 482 short-term consumer loan stores in the U.S. and Canada. The company also has significant investments in Albemarle & Bond Holdings PLC (ABM.L), one of the U.K.’s largest pawnbroking businesses with over 120 stores, and Cash Converters International Limited (CCV.L and CCV.AUS), which franchises and operates a worldwide network of over 500 financial services and second-hand retail stores.
For additional information, contact Investor Relations at (512) 314-2220.